Exhibit 99.1

One Lincoln Street
Boston, MA 02111
United States of America
News Release

Investor Contact: Valerie Haertel	Media Contact: Hannah Grove
+1 617/664-3477	+1 617/664-3377

STATE STREET REPORTS THIRD-QUARTER 2013 GAAP-BASIS EPS OF $1.17 ON REVENUE OF $2.43 BILLION

STRENGTH OF CORE BUSINESS REFLECTED IN ASSET SERVICING AND ASSET MANAGEMENT FEE REVENUE, UP 10% FROM THIRD QUARTER OF 2012; OPERATING BASIS EPS OF $1.19, UP 20% FROM THIRD QUARTER OF 2012, ON REVENUE OF $2.47 BILLION

STRONG EXPENSE CONTROL AND CONTINUED EXECUTION OF BUSINESS OPERATIONS AND INFORMATION TECHNOLOGY TRANSFORMATION PROGRAM DRIVES POSITIVE OPERATING LEVERAGE COMPARED TO THE THIRD QUARTER OF 2012

Boston, MA ...October 22, 2013

In announcing third-quarter 2013 financial results, Joseph L. Hooley, State Street's chairman, president and chief executive officer, said, “Our results reflect the strength of our core business with operating-basis fee revenue up 9% from the third quarter of 2012, in a period impacted by the cyclical declines in market-driven revenue from a summer slowdown as well as the effect of the low interest-rate environment.

Demand for our products, services, and solutions remains strong as evidenced by $200 billion of new asset servicing wins during the quarter.

Compared to the third quarter of 2012, we achieved positive operating leverage, through our continued focus on controlling expenses across the organization and through the execution of our Business Operations and Information Technology Transformation program."

Hooley continued, "We also continue to emphasize returning capital to shareholders. During the quarter, we purchased approximately $560 million of our common stock and have approximately $1.0 billion remaining under our March 2013 common stock purchase program authorizing the purchase of up to $2.1 billion of our common stock through March 31, 2014.”
Third-Quarter 2013 GAAP Results

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Earnings per common share (EPS) of $1.17 decreased from $1.24 in the second quarter of 2013 and from $1.36 in the third quarter of 2012. The third quarter of 2012 included a net after-tax benefit of $0.35 per share, the majority of which pertained to recoveries associated with the 2008 Lehman Brothers bankruptcy.

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Net income available to common shareholders of $531 million decreased from $571 million in the second quarter of 2013 and from $654 million in the third quarter of 2012. The third quarter of 2012 included a net after-tax benefit of $166 million, the majority of which pertained to recoveries associated with the 2008 Lehman Brothers bankruptcy.

•	Revenue of $2.43 billion decreased from $2.56 billion in the second quarter of 2013 and increased from $2.36 billion in the third quarter of 2012.

•	Net interest revenue of $546 million decreased from $596 million in the second quarter of 2013 and from $619 million in the third quarter of 2012.

•
Expenses of $1.72 billion decreased from $1.80 billion in the second quarter of 2013 and increased from $1.42 billion in the third quarter of 2012. Expenses in the third quarter of 2012 reflected a credit of $277 million, composed of recoveries of $362 million associated with the 2008 Lehman Brothers bankruptcy, partly offset by provisions for litigation exposure and other costs of $85 million.

•	Return on average common shareholders' equity (ROE) of 10.8% decreased from 11.3% in the second quarter of 2013 and from 13.3% in the third quarter of 2012.
Third-Quarter 2013 Operating-Basis (Non-GAAP) Results(1)

•	EPS of $1.19 decreased from $1.24 in the second quarter of 2013 and increased from $0.99 in the third quarter of 2012.

•	Net income available to common shareholders of $537 million decreased from $571 million in the second quarter of 2013 and increased from $473 million in the third quarter of 2012.

•	Revenue of $2.47 billion decreased from $2.58 billion in the second quarter of 2013 and increased from $2.39 billion in the third quarter of 2012.

•
Net interest revenue of $553 million decreased from $582 million in the second quarter of 2013 and from $611 million in the third quarter of 2012. Operating-basis net interest revenue excluded discount accretion on former conduit assets of $28 million, $47 million and $40 million for the respective quarters and is presented on a fully taxable-equivalent basis.

•	Expenses of $1.69 billion decreased from $1.75 billion in the second quarter of 2013 and increased from $1.66 billion in the third quarter of 2012.

•	ROE of 11.0% decreased from 11.3% in the second quarter of 2013 and increased from 9.6% in the third quarter of 2012.
Third-Quarter 2013 Operating-Basis (Non-GAAP) Highlights(1)

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Achieved positive operating leverage(2) of 206 basis points compared to the third quarter of 2012. Comparing the first nine months of 2013 to the first nine months of 2012, we achieved positive operating leverage of 229 basis points.

•	New business in asset servicing mandates during the quarter totaled $200 billion and net new assets to be managed were $(15) billion.(3)

•	Business Operations and Information Technology Transformation program(4) is on track to achieve total incremental estimated pre-tax expense savings in 2013 of approximately $220 million.

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Capital(5) Estimated pro forma Basel III tier 1 common ratio as of September 30, 2013 was 10.2% (standardized approach) and 11.3% (advanced approach), each calculated in conformity with the July 2013 final rule issued by the Federal Reserve. Under the final rule, we will be subject to the lower of these two Basel III tier 1 common ratios in the assessment of our capital adequacy for regulatory purposes.

•
Capital distribution remains a priority with purchases of approximately $560 million of our common stock at an average price of $68.57 per share; in addition, as previously announced, we declared a quarterly common stock dividend of $0.26 per share.

(1) Operating basis is a non-GAAP presentation. For an explanation of operating-basis information and related reconciliations, refer to the addendum included with this news release.
(2) Operating leverage is defined as the rate of growth of total revenue less the rate of growth of total expenses, each as determined on an operating basis. Operating leverage comparing the third quarter of 2013 to the second quarter of 2013 and the third quarter of 2012, as well as the first nine months of 2013 to the first nine months of 2012, is presented in the addendum included with this news release.
(3) Only a portion of such new mandates are reflected in our assets under custody and administration and our assets under management as of September 30, 2013. Distribution fees from the SPDR® Gold Exchange-Traded Fund, or ETF, are recorded in brokerage and other fee revenue and not in management fee revenue.
(4) Estimated pre-tax expense savings relate only to the Business Operations and Information Technology Transformation program and are based on projected improvement from total 2010 operating-basis expenses. Actual total expenses of the Company have increased since 2010, and may increase or decrease in the future, due to other factors.
(5) Estimated pro forma Basel III tier 1 common ratios reflect tier 1 common equity calculated under the July 2013 final rule as applicable on its January 1, 2014 effective date and are based on State Street's present interpretations, expectations and understanding of the final rule. Refer to the “Capital” section of this news release for important information about the July 2013 final rule, State Street's calculations of its tier 1 common ratios thereunder and factors that could influence State Street's calculations of its tier 1 common ratios. Unless otherwise specified, all capital ratios referenced in this news release refer to State Street and not State Street Bank and Trust Company. Refer to the addendum included with this news release for a further description of these ratios, and for reconciliations applicable to State Street's tier 1 common ratios.

Non-GAAP Financial Measures
In addition to presenting State Street's financial results in conformity with U.S. generally accepted accounting principles (GAAP), management also presents results on a non-GAAP, or operating basis, in order to highlight comparable financial trends with respect to State Street's business operations from period to period. Summary results presented on a GAAP basis, descriptions of our non-GAAP, or operating-basis financial measures, and reconciliations of operating-basis information to GAAP-basis information are provided in the addendum included with this news release.

The table below provides a summary of selected financial information and key ratios for the indicated periods, presented on an operating (non-GAAP) basis where noted. Amounts are presented in millions of dollars, except for per-share amounts or where otherwise noted.

Financial Highlights(1)
(Dollars in millions)	Q3 2013	Q2 2013	% Increase (Decrease)	Q3 2012	% Increase (Decrease)
Total revenue(1)	$2,469	$2,580	(4.3)%	$2,387	3.4%
Total expenses(1)	1,687	1,753	(3.8)	1,664	1.4
Net income available to common shareholders(1)	537	571	(6.0)	473	13.5
Earnings per common share(1)	1.19	1.24	(4.0)	0.99	20.2
Return on average common equity(1)	11.0%	11.3%	(30) bps	9.6%	140 bps

Total assets at period-end	$217,180	$227,300	(4.5)%	$204,522	6.2%
Quarterly average total assets	201,282	207,694	(3.1)	195,805	2.8
Net interest margin(1)	1.27%	1.31%	(4) bps	1.44%	(17) bps
Net unrealized gain (loss) on investment securities, after-tax at period-end	$(79)	$(123)		$577

(1)
Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information. Total revenue for the third quarter of 2012 presented in the table has been adjusted, for comparative purposes, from the amount previously reported to include $39 million of tax-equivalent adjustments to processing fees and other revenue related to tax credits generated by tax-advantaged investments.

Assets Under Custody and Administration and Assets Under Management
(Dollars in billions)	Q3 2013	Q2 2013	% Increase (Decrease)	Q3 2012	% Increase (Decrease)
Assets under custody and administration(1) (2)	$26,033	$25,742	1.1%	$23,441	11.1%
Assets under management(2)	2,241	2,146	4.4	2,065	8.5
Market Indices:
S&P 500® daily average	1,675	1,609	4.1	1,401	19.6
MSCI EAFE® daily average	1,748	1,707	2.4	1,468	19.1
S&P 500® average of month-end	1,667	1,612	3.4	1,409	18.3
MSCI EAFE® average of month-end	1,747	1,698	2.9	1,474	18.5
(1) Includes assets under custody of $19,206 billion, $18,881 billion and $17,287 billion, as of period-end Q3 2013, Q2 2013 and Q3 2012, respectively.
(2) As of period-end.

Revenue

The following table provides the components of operating-basis (non-GAAP) revenue(1) for the periods noted:

(Dollars in millions)	Q3 2013	Q2 2013	% Increase (Decrease)	Q3 2012	% Increase (Decrease)
Servicing fees	$1,211	$1,201	0.8%	$1,100	10.1%
Management fees	276	277	(0.4)	251	10.0
Trading services revenue:
Foreign-exchange trading	147	171	(14.0)	115	27.8
Brokerage and other fees	109	125	(12.8)	117	(6.8)
Total trading services revenue	256	296	(13.5)	232	10.3
Securities finance revenue	74	131	(43.5)	91	(18.7)
Processing fees and other revenue(1) (2)	103	100	3.0	84	22.6
Total fee revenue	1,920	2,005	(4.2)	1,758	9.2
Net interest revenue(1) (3)	553	582	(5.0)	611	(9.5)
Gains (losses) related to investment securities, net	(4)	(7)	(42.9)	18	(122.2)
Total Operating-Basis Revenue(1)	$2,469	$2,580	(4.3)%	$2,387	3.4%

(1)	Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.

(2)
Processing fees and other revenue for the third quarter of 2013, second quarter of 2013 and third quarter of 2012, presented in the table, included tax-equivalent adjustments of $37 million, $34 million and $39 million, respectively, related to tax credits generated by tax-advantaged investments. GAAP-basis processing fees and other revenue for these periods was $66 million, $66 million and $45 million, respectively. The amount previously reported for the third quarter of 2012 has been adjusted for comparative purposes.

(3)
Net interest revenue for the third quarter of 2013, second quarter of 2013 and third quarter of 2012, presented in the table, included tax-equivalent adjustments of $35 million, $33 million and $32 million, respectively, and excluded conduit-related discount accretion of $28 million, $47 million and $40 million, respectively. GAAP-basis net interest revenue for these periods was $546 million, $596 million and $619 million, respectively. The Company expects to record aggregate pre-tax conduit-related accretion of approximately $603 million in interest revenue from October 1, 2013 through the remaining lives of the former conduit securities. This expectation is based on numerous assumptions, including holding the securities to maturity, anticipated pre-payment speeds and credit quality.

Servicing fees increased 0.8% to $1.21 billion in the third quarter of 2013 from the second quarter of 2013, primarily due to stronger global equity markets, partially offset by lower transaction volumes. Compared to the third quarter of 2012, servicing fees increased $111 million or 10.1%, primarily due to stronger global equity markets, the fourth-quarter 2012 acquisition of the Goldman Sachs Administration Services business and net new business.
Management fees of $276 million in the third quarter of 2013 were relatively flat with the second quarter of 2013. Compared to the third quarter of 2012, management fees increased 10%, from $251 million, primarily due to stronger global equity markets.
Foreign-exchange trading revenue decreased 14% from the second quarter of 2013 due to lower volatilities and volumes. Compared to the third quarter of 2012, foreign exchange revenue increased 27.8% due to higher volumes and volatilities. Brokerage and other fees decreased 12.8% from the second quarter of 2013 to $109 million, primarily due to a decrease in electronic foreign exchange trading. Compared to the third quarter of 2012, brokerage and other fees decreased 6.8% primarily due to a decrease in distribution fees associated with the SPDR® Gold ETF.
Securities finance revenue was $74 million in the third quarter of 2013, a decrease of 43.5% from the second quarter of 2013, reflecting historically stronger seasonality in the second quarter, and lower spreads and lower volumes. Securities finance revenue decreased 18.7% from the third quarter of 2012 primarily due to lower spreads.

Operating-basis processing fees and other revenue was $103 million in the third quarter of 2013, an increase of 3% from the second quarter of 2013. Compared to the third quarter of 2012 processing fees and other revenue increased 22.6%, primarily due to fee revenue associated with our investment in bank-owned life insurance. See note (2) to the table above for a description of the presentation of operating-basis processing fees and other revenue.
Operating-basis net interest revenue of $553 million in the third quarter of 2013 decreased 5% from $582 million in the second quarter of 2013 and decreased 9.5% from $611 million in the third quarter of 2012. The decrease in both comparisons reflect lower yields on earning assets partially offset by lower liability costs. See note (3) to the table above for a description of the presentation of operating-basis net interest revenue.
Operating-basis net interest margin, including balances held at the Federal Reserve and other central banks, declined to 127 basis points in the third quarter of 2013 from 131 basis points in the second quarter of 2013.
Expenses
The following table provides the components of operating-basis (non-GAAP)(1) expenses for the periods noted:

(Dollars in millions)	Q3 2013	Q2 2013	% Increase (Decrease)	Q3 2012	% Increase (Decrease)
Compensation and employee benefits	$903	$917	(1.5)%	$916	(1.4)%
Information systems and communications	235	235	—	211	11.4
Transaction processing services	185	186	(0.5)	170	8.8
Occupancy	113	114	(0.9)	115	(1.7)
Other(1) (2)	251	301	(16.6)	252	(0.4)
Total Operating-Basis Expenses(1)	$1,687	$1,753	(3.8)%	$1,664	1.4%
(1) Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.
(2) GAAP-basis other expenses for the third quarter of 2013, the second quarter of 2013 and the third quarter of 2012 were $256 million, $316 million and $337 million, respectively.
Compensation and employee benefits expenses decreased 1.5% in the third quarter of 2013 from the second quarter of 2013, primarily due to lower benefit costs resulting from plan changes and savings associated with the execution of the Business Operations and Information Technology Transformation program, partially offset by an increase in costs to support new business.  Compared to the third quarter of 2012, compensation and employee benefits expenses decreased 1.4%, primarily due to savings associated with the execution of the Business Operations and Information Technology Transformation program and lower benefit costs, partially offset by an increase in costs to support new business and higher incentive compensation.
Information systems and communications expenses were $235 million in the third quarter of 2013, flat with the second quarter of 2013. Compared to the third quarter of 2012, information systems and communications expenses increased 11.4%, primarily related to the planned transition of certain functions to service providers as part of the Business Operations and Information Technology Transformation program, as well as costs to support new business.
Transaction processing services expenses of $185 million in the third quarter of 2013 were relatively flat with the second quarter of 2013. Compared to the third quarter of 2012, transaction processing services increased 8.8%, reflecting higher equity market values and higher transaction volumes in the asset servicing business.

Operating-basis other expenses decreased 16.6% to $251 million in the third quarter of 2013 from $301 million in the second quarter of 2013 primarily due to a third-quarter 2013 gain of $19 million from the sale of a Lehman Brothers-related asset, lower litigation costs, which included a third-quarter 2013 Lehman Brothers-related recovery of $11 million, and lower professional services fees and sales promotion costs. See note (2) to the table above for a description of GAAP-basis other expenses for the relevant periods.

Income Taxes
The 2013 third-quarter GAAP and operating-basis effective tax rates were 23.2% and 23.0%, respectively, down from 24.0% and 23.9%, respectively, in the second quarter of 2013 and from 28.3% and 24.5%, respectively, in the third quarter of 2012. The decrease is generally due to the geographic mix of earnings, an expansion of the tax-exempt investment portfolio and the effect of the claims associated with the 2008 Lehman Brothers bankruptcy included in the GAAP-basis 2012 third-quarter earnings. Our effective tax rate on operating-basis earnings for full-year 2013 is expected to be around 22% to 24%.

Capital
The following table presents the company's capital ratios as of September 30, 2013, June 30, 2013 and September 30, 2012.

Capital ratios(1)	September 30, 2013	June 30, 2013	bps Increase (Decrease)	September 30, 2012	bps Increase (Decrease)
Total capital ratio	19.8%	19.1%	70 bps	21.3%	(150) bps
Tier 1 capital ratio	17.3	16.6	70	19.8	(250)
Tier 1 leverage ratio	7.2	6.9	30	7.6	(40)
Tier 1 common ratio	15.5	14.9	60	17.8	(230)
Estimated pro forma Basel III tier 1 common ratio:(2)
Advanced	11.3	10.9	40	11.3	NA
Standardized	10.2	10.0	20	NA	NA
TCE ratio	6.8	6.5	30	7.6	(80)
NA Not applicable.
(1) Unless otherwise specified, all capital ratios referenced in the table above and elsewhere in this news release refer to State Street and not State Street Bank and Trust Company. Refer to the addendum included with this news release for a further description of these ratios, and for reconciliations applicable to State Street's tier 1 common and tangible common equity, or TCE, ratios presented in this table.
(2) On July 2, 2013, the Federal Reserve issued a rule intended to implement the Basel III framework in the U.S. The final rule consolidated, with revisions, three separate Notices of Proposed Rulemaking, or NPRs, originally issued by the Federal Reserve in June 2012. State Street's transition period with respect to the final rule has not yet commenced. Under the final rule, the lower of State Street’s tier 1 common ratio calculated under the Basel III advanced approach, referred to as the advanced approach, and under the Basel III standardized approach, referred to as the standardized approach, will be State Street’s effective tier 1 common ratio used in connection with the assessment of its capital adequacy for regulatory purposes. These calculations differ from calculations done in conformity with the June 2012 NPRs.

The estimated pro forma Basel III tier 1 common ratios presented in the table above as of September 30, 2013 and June 30, 2013 are preliminary estimates by State Street, calculated in conformity with the advanced and standardized approaches in the July 2013 final rule. Each of these calculations reflects tier 1 common equity calculated under the final rule as applicable on its January 1, 2014 effective date and is based on State Street's present interpretations, expectations and understanding of the final rule as of the respective date of each estimate’s first public announcement. The estimated pro forma Basel III tier 1 common ratio presented in the table above as of September 30, 2012 was a preliminary estimate by State Street, calculated in conformity with the advanced approach in the June 2012 NPRs, and was based on State Street's interpretations, expectations and understanding of the June 2012 NPRs as of the date of the estimate’s first public announcement. This calculation differs from the calculation of the estimated pro forma Basel III tier 1 common ratio done in conformity with the July 2013 final rule, and State Street has not revised its calculation done in conformity with the June 2012

NPRs. State Street did not announce its estimated pro forma Basel III tier 1 common ratio calculated in conformity with the standardized approach as of September 30, 2012.

The estimated pro forma Basel III tier 1 common ratios as of September 30, 2013, June 30, 2013 and September 30, 2012, calculated in conformity with the advanced approach in the July 2013 final rule (or, with respect to the September 30, 2012 estimate, in the June 2012 NPRs), reflect calculations and determinations with respect to State Street's capital and related matters as of September 30, 2013 June 30, 2013 and September 30, 2012, respectively, based on State Street and external data, quantitative formulae, statistical models, historical correlations and assumptions, collectively referred to as “advanced systems”, in effect and used by State Street for those purposes as of the respective date of each estimate’s first public announcement. Significant components of these advanced systems involve the exercise of judgment by State Street and its regulators, and these advanced systems may not accurately represent or calculate the scenarios, circumstances, outputs or other results for which they are designed or intended. Due to the influence of changes in these advanced systems, whether resulting from changes in data inputs, regulation or regulatory supervision or interpretation, State Street-specific or market activities or experiences or other updates or factors, State Street expects that its advanced systems and its capital ratios calculated in conformity with the Basel III framework will change and may be volatile over time, and that those latter changes or volatility could be material as calculated and measured from period to period. Refer to the addendum included with this news release for information concerning the specified capital ratios and for reconciliations of State Street's estimated pro forma Basel III tier 1 common ratios to the tier 1 common ratio calculated using currently applicable regulatory requirements under Basel I rules.

Common Stock Dividend and Share Purchase Program
We purchased approximately 8.2 million shares of our common stock at a total cost of approximately $560 million and an average price of $68.57 per share in the third quarter of 2013 and, as previously announced, also declared a quarterly common stock dividend of $0.26 per share.
Additional Information
All earnings per share amounts represent fully diluted earnings per common share. Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period. Operating-basis return on average common equity utilizes annualized operating-basis net income available to common equity in the calculation.
Investor Conference Call
State Street will webcast an investor conference call today, Tuesday, October 22, 2013, at 9:30 a.m. EDT, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 888/391-4233 inside the U.S. or at +1 706/679-5594 outside of the U.S. The Conference ID is # 64597123.
Recorded replays of the conference call will be available on the website, and by telephone at +1 855/859-2056 inside the U.S. or at +1 404/537-3406 outside the U.S. beginning approximately two hours after the call's completion. The Conference ID is # 64597123.
The telephone replay will be available for approximately two weeks following the conference call. This news release, presentation materials referred to on the conference call (including those concerning our investment portfolio), and additional financial information are available on State Street's website, at www.statestreet.com/stockholder under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”
State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $26.03 trillion in assets under custody and administration and $2.24 trillion* in assets under management as of September 30, 2013, State Street operates globally in more than 100 geographic markets and employs 29,230 worldwide. For more information, visit

State Street's website at www.statestreet.com or call +1 877/639-7788 [NEWS STT] toll-free in the United States and Canada, or +1 678/999-4577 outside those countries.
* Assets under management include the assets of the SPDR® Gold ETF (approximately $38.6 billion as of September 30, 2013), for which State Street Global Markets, LLC, an affiliate of SSgA, serves as the distribution agent.

Forward-Looking Statements
This news release contains forward-looking statements as defined by United States securities laws, including statements relating to our goals and expectations regarding our business, financial and capital condition, results of operations, investment portfolio performance and strategies, the financial and market outlook, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as "plan," "expect," "outlook," "believe," "anticipate," "estimate," "seek," "may," "will," "trend," "target," "strategy" and "goal," or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to October 22, 2013.
Important factors that may affect future results and outcomes include, but are not limited to:

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the financial strength and continuing viability of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposure, including, for example, the direct and indirect effects on counterparties of the current sovereign-debt risks in Europe and other regions;

•	financial market disruptions or economic recession, whether in the U.S., Europe, Asia or other regions;

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increases in the volatility of, or declines in the level of, our net interest revenue, changes in the composition of the assets recorded in our consolidated statement of condition (and our ability to measure the fair value of investment securities) and the possibility that we may change the manner in which we fund those assets;

•	the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits, and the liquidity requirements of our clients;

•	the level and volatility of interest rates and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally;

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the credit quality, credit-agency ratings and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of the respective securities and the recognition of an impairment loss in our consolidated statement of income;

•	our ability to attract deposits and other low-cost, short-term funding, and our ability to deploy deposits in a profitable manner consistent with our liquidity requirements and risk profile;

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the manner and timing with which the Federal Reserve and other U.S. and foreign regulators implement the Dodd-Frank Act, the Basel II and Basel III capital and liquidity standards, and European legislation with respect to the levels of regulatory capital we must maintain, our credit exposure to third parties, margin requirements applicable to derivatives, banking and financial activities and other regulatory initiatives in the U.S. and internationally, including regulatory developments that result in changes to our structure or operating model, increased costs or other changes to how we provide services;

•
adverse changes in the regulatory capital ratios that we are required to meet, whether arising under the Dodd-Frank Act, the Basel II or Basel III capital and liquidity standards or due to changes in regulatory positions, practices or regulations in jurisdictions in which we engage in banking activities, including changes in internal or external data, formulae, models, assumptions or other advanced systems used in calculating our capital ratios that cause changes in those ratios as they are measured from period to period;

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increasing requirements to obtain the prior approval of the Federal Reserve or our other regulators for the use, allocation or distribution of our capital or other specific capital actions or programs, including acquisitions, dividends and equity purchases, without which our growth plans, distributions to shareholders, equity purchase programs or other capital initiatives may be restricted;

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changes in law or regulation that may adversely affect our business activities or those of our clients or our counterparties, and the products or services that we sell, including additional or increased taxes or assessments thereon, capital adequacy requirements, margin requirements and changes that expose us to risks related to the adequacy of our controls or compliance programs;

•	our ability to promote a strong culture of risk management, operating controls, compliance oversight and governance that meet our expectations or those of our clients and our regulators;

•	the credit agency ratings of our debt and depository obligations and investor and client perceptions of our financial strength;

•
delays or difficulties in the execution of our previously announced Business Operations and Information Technology Transformation program, which could lead to changes in our estimates of the charges, expenses or savings associated with the planned program and may cause volatility of our earnings;

•	the results of, and costs associated with, government investigations, litigation, and similar claims, disputes, or proceedings;

•
the possibility that our clients will incur substantial losses in investment pools for which we act as agent, and the possibility of significant reductions in the valuation of assets underlying those pools;

•	adverse publicity or other reputational harm;

•	dependencies on information technology, complexities and costs of protecting the security of our systems and difficulties with protecting our intellectual property rights;

•	our ability to grow revenue, control expenses, attract and retain highly skilled people and raise the capital necessary to achieve our business goals and comply with regulatory requirements;

•
potential changes to the competitive environment, including changes due to regulatory and technological changes, the effects of industry consolidation, and perceptions of State Street as a suitable service provider or counterparty;

•	potential changes in how and in what amounts clients compensate us for our services, and the mix of services provided by us that clients choose;

•
the ability to complete acquisitions, joint ventures and divestitures, including the ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;

•
the risks that acquired businesses and joint ventures will not achieve their anticipated financial and operational benefits or will not be integrated successfully, or that the integration will take longer than anticipated, that expected synergies will not be achieved or unexpected disynergies will be experienced, that client and deposit retention goals will not be met, that other regulatory or operational challenges will be experienced and that disruptions from the transaction will harm our relationships with our clients, our employees or regulators;

•
our ability to recognize emerging needs of our clients and to develop products that are responsive to such trends and profitable to us, the performance of and demand for the products and services we offer, and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;

•	our ability to anticipate and manage the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;

•
our ability to control operating risks, data security breach risks, information technology systems risks and outsourcing risks, and our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;

•	changes in accounting standards and practices; and

•	changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2012 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this news release speak only as of the date hereof, October 22, 2013, and we do not undertake efforts to revise those forward-looking statements to reflect events after that date.